COMPLETE APPRAISAL OF
REAL PROPERTY

The Cascade Apartments
3441 SW Burlingame Road
Topeka, Shawnee County, Kansas 66611

IN A RESTRICTED APPRAISAL REPORT

As of 4/16/04 Prepared For:

SPECS, Inc.
4200 Blue Ridge Boulevard, Suite LH-06
Kansas City, Missouri 64133

Prepared By:
Cushman & Wakefield of Colorado, Inc.
Valuation Services, Advisory Group
1670 Broadway, Suite 3400

Denver, CO 80202-4801

C&W File 10: 2004-51001-9059

                                           Cushman & Wakefield
                                           Cushman & Wakefield of Illinois, Inc.
                                           455 North Cityfront Plaza, Suite 2800
                                           Chicago, IL 60611
                                           312.470.1817 Tel
                                           312.470.2317 Fax
                                           randal_dawson@cushwake.com




April 29, 2004

Mr. Jim Hoyt President SPECS, Inc.
4200 Blue Ridge Boulevard, Suite LH-06 Kansas City,
Missouri 64133

Re:      Complete Appraisal of Real Property
         In a Restricted Report

         The Cascade Apartments
         3441 SW Burlingame Road
         Topeka, Shawnee County, Kansas 66611

         C&W File ID: 2004-51001-9059

Dear Mr. Hoyt:

In fulfillment of our agreement as outlined in the Letter of Engagement, we are pleased to transmit our complete appraisal report on the property referenced above.

The value opinion reported below is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report. We particularly call your attention to the following extraordinary assumptions and hypothetical conditions:

Extraordinary Assumptions: Our conversations with the maintenance supervisor indicated that the subject property experienced soil settlement in some of the concrete stairs and carports. We did not receive a copy of structural tests and we assume throughout this analysis that there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them).

Hypothetical Conditions: This appraisal employs no hypothetical conditions.

Mr. Jim Hoyt
Specs, Inc.
April 29, 2004
Page 2

This report was prepared for SPECS, Inc., and is intended only for their specified use. It may be distributed to the client's attorneys, accountants, advisors. investors, lenders, potential mortgage participants and rating agencies. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield of Colorado, Inc.

This appraisal report has been prepared in accordance with our interpretation of FIRREA, your institution's guidelines and requirements, the regulations of OCC, Fannie Mae Multifamily Delegated Underwriting guidelines and the Uniform Standards of Professional Appraisal Practice (USPAP) including the competency provision.

This is a Restricted Use Appraisal Report which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(c) of the Uniform Standards of Professional Appraisal Practice for a Restricted Use Appraisal Report. As such, it represents no discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The depth of discussion contained in this report is specific to the needs of the client and for the intended use stated below. The appraiser is not responsible for unauthorized use of this report.

The property was inspected by and the report was prepared by Arod B. Javier under the supervision of Guy DiRienzo, MAL

This appraisal employs the Sales Comparison Approach and the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that these approaches would be considered applicable and/or necessary for market participants. The subject's age makes it difficult to accurately form an opinion of depreciation and tends to make the Cost Approach unreliable. Investors do not typically rely on the Cost Approach when purchasing a property such as the subject of this report. Therefore, we have not utilized the Cost Approach to develop an opinion of market value.

Based on our Complete Appraisal as defined by the Uniform Standards of Professional Appraisal Practice, we have developed an opinion that the market value of the Fee Simple estate, subject to short term leases, of the referenced property, subject to the assumptions and limiting conditions, certifications, extraordinary and hypothetical conditions, if any, and definitions, "as-is" on April 16, 2004 is:

                     TWO MILLION EIGHT HUNDRED THOUSAND DOLLARS
                                   $2,800,000

Mr. Jim Hoyt
Specs, Inc.
April 29,2004
Page 3

Based on recent market transactions, as well as discussions with market participants, a sale of the subject property at the above-stated opinion of market value would have required an exposure time of approximately under twelve (under 12 months) months. Furthermore, a marketing period of approximately under twelve (under 12 months) months is currently warranted for the subject property.

This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits, and Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF COLROADO, INC.

/S/ AROD B. JAVIER
-------------------
Arod B. Javier
Associate Appraiser
arodjavier@cushwake.com
303-813-6493 Office Direct
303-813-6499 Fax


/S/ GUY DIRIENZO
-----------------
Guy DiRienzo, MAI
Managing Director
Kansas Certified General Appraiser
License No. G-1420
guy _dirienzo@cushwake.com
303-813-6443 Office Direct
303-813-6499 Fax

                                            SUMMARY OF SALIENT FACTS





Common Property Name:             The Cascade Apartments

Location:                         3441 SW Burlingame Road
                                  Topeka, Shawnee County, Kansas 66611
                                  The site is located at the southwest corner of Burlingame Road and 34th Street, just north of Interstate 470.

Property Description:             The  property  consists  of a  10-building,  2
                                  story garden apartment community containing 86 units on a 5.58-acre parcel of land.

Assessor's Parcel Number:         1461303002105

Interest Appraised:               Fee Simple Estate, subject to short term
                                  leases,

Date of Value:                    April 16, 2004


Forecast Date of Stabilization:   May 1, 2004


Date of Inspection:               April 16, 2004


Ownership:                        Cascade Joint Venture LP

Occupancy:                        Current physical occupancy is 87.21 percent,
                                  with 75 occupied units and 11 vacant units.
Current Property Taxes
     Total Assessment:            $3,208,000

     2003 Property Taxes:         $52,060


 Highest and Best Use

     If Vacant:                   Investment property development to the highest
                                  density possible

     As Improved:                 As it is currently employed


Site & Improvements


Zoning:                           PUD - Multi-Family

Land Area:                        5.58 gross acres (5.58 net)
                                  243,065 gross square feet (243,065 net)

Number of Units:                  86


Number of Stories:                2


Number of Buildings:              10


Year Built:                       1973


Type of Construction:             Wood stud wall construction


Net Building Area:                109,088

Parking: 172 spaces (2.00:Unit). This is a typical parking ratio.

                                               SUMMARY OF SALIENT FACTS

INDICATED AS IS VALUE
Rent Loss:
Capital Improvements                                           $66,250
Sales Comparison Approach:
     Indicated Value:                                       $2,800,000
     Per Unit:                                                 $32.558
     Per Square Foot:                                           $25.67
Income Capitalization Approach
Discounted Cash Flow
     Projection Period:                                       11 years
     Holding Period:                                          10 years
     Terminal Capitalization Rate:                              10.25%
     Internal Rate of Return:                                   11.00%
     Indicated Value:                                       $2,700,000
     Per Unit:                                                 $31,395
     Per Square Foot:                                           $24.75
 Direct Capitalization
     Net Operating Income:                                    $285,909
     Capitalization Rate:                                       10.00%
     Indicated Value:                                       $2,800,000
     Per Unit:                                                 $32,475
     Per Square Foot:                                           $25.60
Reconciled Income Capitalization
Approach Value:                                             $2,800,000
     Per Unit:                                                 $32,558
     Per Square Foot:                                           $25.67

FINAL VALUE CONCLUSION                                      $2,800,000
     Per Unit:                                                 $32,558
     Per Square Foot:                                           $25.67
     Implied Capitalization Rate:                               10.21%
     Exposure Time:                         under 12 months
     Marketing Time:                        under 12 months

Extraordinary Assumptions and Hypothetical Conditions

Extraordinary Assumptions
An extraordinary assumption is defined by the Uniform Standards of Professional Appraisal Practice (2002 Edition, The Appraisal Foundation, page 3) as "an assumption, directly related to a specific assignment, which, if found to be false, could alter the appraiser's opinions or conclusions. Extraordinary assumptions presume as fact otherwise uncertain information about physical, legal or economic characteristics of the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis".

Our conversations with the maintenance supervisor indicated that the subject property experienced soil settlement in some of the concrete stairs and carports. We did not receive a copy of structural tests and we assume throughout this analysis that there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them).

Hypothetical Conditions
A hypothetical condition is defined by the Uniform Standards of Professional Appraisal Practice (2002 Edition, The Appraisal Foundation, page 3) as "that which is contrary to what exists but is supposed for the purpose of analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal, or economic characteristics of the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis".
This appraisal employs no hypothetical conditions.

                               SUBJECT PHOTOGRAPHS



                                   Graphic Omitted
                     Exterior view of a typical rental building


                                 Graphic Omitted
         Exterior view of a typical rental building with an attached carport


                                 Graphic Omitted
                            View of a typical carport


                                 Graphic Omitted
                       View of a typical interior roadway


                                 Graphic Omitted
                      Exterior view of the office/clubhouse


                                 Graphic Omitted
                            Exterior view of the pool

                                 Graphic Omitted
                     Interior view of a typical vacant unit



                                 Graphic Omitted
                    Interior view of a typical occupied unit
                                 Graphic Omitted
                            View of the storage units


                                 Graphic Omitted
                         View of a typical laundry room


                                 Graphic Omitted
              South view along SW Burlingame Road, subject to the right


                                 Graphic Omitted
              North view along SW Burlingame Road, subject to the left

                                                              TABLE OF CONTENTS

INTR0DUCTION..................................................................1
AREA ANALYSIS.................................................................5
PROPERTY DESCRIPTION..........................................................7
VALUATION PROCESS............................................................13
SALES COMPARISON APPROACH....................................................15
INCOME CAPITALIZATION APPROACH ..............................................21
RECONCILIATION AND FINAL VALUE OPINION.......................................29
ASSUMPTIONS AND LIMITING CONDITIONS..........................................30
CERTIFICATlON OF APPRAISAL...................................................33
ADDENDA......................................................................34

                                                                  INTRODUCTION

Identification of Property
Common Property Name:              The Cascade Apartments
Location:                          3441 SW Burlingame Road
                                   Topeka, Shawnee County, Kansas 66611
                                   The site is located at the southwest corner of Burlingame Road and 34th Street, just north of Interstate 470.

Property Description:              The property consists of a 31 year old,
                                   10-building, 2-story garden apartment
                                   complex containing 86 units on a 5.58
                                   acre site.
Assessor's Parcel Number:          1461303002105

Property Ownership and Recent History

Current Ownership:                 Cascade Joint Venture LP

Sale History:                      The property has not transferred within
                                   the past three years to the best of our
                                   knowledge.

Current Disposition:               To the best of our knowledge, the
                                   property is not under contract of sale
                                   nor is it being marketed for sale.

Intended Use and Users of the Appraisal

This appraisal is intended to provide an opinion of the market value of the Fee Simple interest in the property for the exclusive use of SPECS, Inc. in internal decision-making. It may be distributed to the client's attorneys, accountants, advisors, investors, lenders, potential mortgage participants and rating agencies. All other uses and users are unintended.

Dates of Inspection and Valuation

The value conclusion reported herein is as of April 16, 2004. The property was inspected on April 16, 2004 by Arod B. Javier. Guy DiRienzo, MAl has reviewed the report but did not inspect the property.

Property Rights Appraised
Fee Simple Interest

Scope of the Appraisal

This is a complete appraisal presented in a restricted report, intended to comply with the reporting requirements set forth under the Uniform Standards of Professional Appraisal Practice (US PAP) for a Restricted Appraisal Report. In addition, the report was also prepared to conform to the requirements of the Code of Professional Ethics of the Appraisal Institute and the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), Title XI Regulations.

In preparation of this appraisal, we investigated a wide array of improved sales in the subject's submarket, analyzed rental data, and considered the input of buyers, sellers, brokers, property developers and public officials. Additionally, we investigated the general regional economy as well as the specifics of the local area of the subject.

The scope of this appraisal required collecting primary and secondary data relative to the subject property. The depth of the analysis is intended to be appropriate in relation to the significance of the appraisal issues as presented herein. The data have been analyzed and confirmed with sources believed to be reliable, whenever possible, leading to the value conclusions set forth in this report. In the context of completing this report, we have made a physical inspection of the subject property and the comparables. The valuation process involved utilizing market-derived and supported techniques and procedures considered appropriate to the assignment.

This appraisal employs the Sales Comparison Approach and the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that these approaches would be considered applicable and/or necessary for market participants. The subject's age makes it difficult to accurately form an opinion of depreciation and tends to make the Cost Approach unreliable. Investors do not typically rely on the Cost Approach when purchasing a property such as the subject of this report. Therefore, we have not utilized the Cost Approach to develop an opinion of market value.

This is a Restricted Use Appraisal Report which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(c) of the Uniform Standards of Professional Appraisal Practice for a Restricted Use Appraisal Report. As such, it represents no discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The depth of discussion contained in this report is specific to the needs of the client and for the intended use stated below. The appraiser is not responsible for unauthorized use of this report.

Definitions  of  Value,   Interest  Appraised  and  Other  Terms

The following definitions of pertinent terms are taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, as well as other sources.

Market Value

Market value is one of the central concepts of the appraisal practice. Market value is differentiated from other types of value in that it is created by the collective patterns of the market. A current economic definition agreed upon by agencies that regulate federal financial institutions in the United States of America follows, taken from the glossary of the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation:

The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1.   Buyer and seller are typically motivated;
2. Both parties are well informed or well advised, and acting in what they consider their own best interests;
3. A reasonable time is allowed for exposure in the open market; 4. Payment is made in terms of cash in US dollars or in terms of financial arrangements comparable thereto; and
5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Fee Simple Estate

Absolute ownership unencumbered by any other interest or estate, subject to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.

Market Rent

The rental income that a property would most probably command on the open market, indicated by the current rents paid and asked for comparable space as of the date of appraisal.

Cash Equivalent

A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.

Market Value As Is on Appraisal Date

The value of specific ownership rights to an identified parcel of real estate as of the effective date of the appraisal; related to what physically exists and is legally permissible and excludes all assumptions concerning hypothetical market conditions or possible rezoning.

Exposure Time and Marketing Time

Exposure Time

     Under Paragraph 3 of the Definition of Market Value, the value opinion presumes that "A reasonable time is allowed for exposure in the open market". Exposure time is defined as the length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

The reasonable exposure period is a function of price, time and use. It is not an isolated opinion of time alone. Exposure time is different for various types of real estate and under various market conditions. As noted above, exposure time is always presumed to precede the effective date of appraisal. It is the length of time the property would have been offered prior to a hypothetical market value sale on the effective date of appraisal. It is a retrospective opinion based on an analysis of recent past events, assuming a competitive and open market. It assumes not only adequate, sufficient and reasonable time but adequate, sufficient and a reasonable marketing effort. Exposure time and conclusion of value are therefore interrelated.

Based on discussions with market participants and information gathered during the sales verification process, a reasonable exposure time for the subject property at the value concluded within this report would have been under 12 months. This assumes an active and professional marketing plan would have been employed by the current owner.

Marketing Time

     Marketing time is an opinion of the time that might be required to sell a real property interest at the appraised value. Marketing time is presumed to start on the effective date of the appraisal. (Marketing time is subsequent to the effective date of the appraisal and exposure time is presumed to precede the effective date of the appraisal). The opinion of marketing time uses some of the same data analyzed in the process of estimating reasonable exposure time and it is not intended to be a prediction of a date of sale.

We believe, based on the assumptions employed in our analysis, as well as our selection of investment parameters for the subject, that our value conclusion represents a price achievable within a period of under 12 months.

Legal Description

The subject site is identified by Shawnee County as Parcel Number 1461303002105.

                                                                  AREA ANALYSIS

Regional Analysis

The short- and long-term value of real estate is influenced by a variety of factors and forces that interact within a given region. Regional analysis serves to identify those forces that affect property value, and the role they play within the region. The four primary forces that influence real property value include environmental characteristics, governmental forces, social factors, and economic trends. These forces determine the supply and demand for real property, which, in turn, affect market value. The subject property is located in the City of Topeka in the central portion of the Topeka MSA. A profile of the Topeka MSA provided by Economy.com, a leading provider of economic, financial, and industry information indicated that "Topeka continues to be a mediocre-performing state capital economy. While the state government offices are definite assets to the metro area, they are not catalysts for growth. The metropolitan economy's dismal demographic trends will constrain growth on the service and retail fronts, while low industrial diversity will foster high employment volatility, unsettling the potential for stable growth. Longer term, the metro area's loss of migrants to faster growing, more diverse metro areas will weigh on Topeka's economy, especially on population-driven industries. The metro area is expected to lag the nation throughout the extended forecast horizon: This has been exacerbated by the closure of the TeleTech call center when it was not able to renew a contract with Verizon. The site closure resulted in the layoff of 800 employees and the loss of $17 million in payrolls annually. However, Target has recently opened a warehouse distribution center, which will slightly offset the resultant layoffs in TeleTech.

Local Market Area Analysis

The subject local market area is described in this section of the report. The subject property is located within the City of Topeka, the government county seat of Shawnee County, Kansas. Within the context of the Topeka MSA, the subject is located within the southerly sector of the Topeka Metropolitan Area. The Central Business and State Capital Districts of Topeka are located approximately four miles northeast of the subject property. The overall location of the subject is at the northwest quadrant of the Kansas Turnpike and Burlingame Road. The area has good access within the framework of the metropolitan area. Access characteristics to and through the neighborhood are considered good, with various major highways and arteries servicing the area. US 75 is a secondary north-south highway serving the southerly periphery of Topeka. This limited access highway terminates at Interstate 470 to the north. Interstate 470 is a peripheral looping around the southerly portion of the Greater Topeka MSA. According to the Greater Topeka Chamber of Commerce, this highway has experienced several improvements in the past years as part of the Kansas Comprehensive Highway Program. A new $48 million stretch connects U.S. Highway 75 with Interstate 470 near Burlingame Road. Both roadways establish the neighborhood's south perimeter. The subject is currently accessed by S.W. Burlingame Road, a secondary arterial that connects directly with Interstate 470 and indirectly with Interstate 75, and the Kansas Turnpike.

The area comprising the immediate subject neighborhood has been and remains single- and multi-family residential development. However, to the east of the subject is Topeka Boulevard, the major north-south commercial thoroughfare providing accessibility throughout the city of Topeka. In this general area, Topeka Boulevard is comprised of various service commercial uses, business and industrial parks, and the Forbes Field Airport. Commercial air service is provided from Forbes Field by US Airways Express with several daily commuter flights to Kansas City International Airport. Other uses in the area along Topeka Avenue include modest single to multi-family development, and several manufactured housing communities. SW 37th Street to the south of the subject also contains several retail development. Overall, regional and local access characteristics to and through the neighborhood is considered good. Various major arteries service the area and Interstate 70 is the major east-west highway serving the Topeka Metropolitan Area. The subject's proximity to highway access causes it to be linked to other employment and residential centers throughout the Metro Area.

Market Analysis

Information for the Market Analysis was obtained from statistics published by NAI Cohen-Esrey Real Estate Services Inc. through year-end 2003 and previous periods. The Topeka market is broken down into four submarkets, South, Southwest, Midtown, and West submarkets with a total inventory of 7,455 units. The subject property is located in the South submarket, the smallest of all the submarkets.

Occupancy for the entire market as of year-end 2003 was reported at 90.63 percent, a slight increase from the year-end 2002 rate of 88.71 percent, but still below Topeka's historical 10-year occupancy rate, except for 1996, which reported an occupancy rate of 90.36 percent. For the South submarket, occupancy was reported at 92.07 percent, an increase from year-end 2002, but still below the 95.96 percent occupancy rate experienced in 2001. We also surveyed apartment complexes that directly compete with the subject property. Our rental survey indicated a slightly lower occupancy rate of 88 percent, with a range between 80 and 95 percent.

As of year-end 2003, average rental rates for the Topeka market were reported at $0.61 per square foot, a slight decrease from year-end 2002. The South submarket reported an average rental rate of $0.6075 per square foot, a substantial decrease from year-end 2002 rate of $0.70 per square foot. Rental rates since 1994 have increased at an average rate of 1.63 percent after a decrease in 2003. Our rental survey indicated a lower average rental rate at $0.57 per square foot, with a range between $0.34 and $0.96 per square foot.

The Topeka apartment market maintained stabilized occupancy rates in the range of 90 and 93 percent. Since 1994, rental rates continued to increase by an average of less than two percent through 2003. Due to a downturn in economic conditions, many companies have downsized and vacated space. There have also been a large number of layoffs, particularly TeleTech. The entire Topeka apartment market as well as the subject's sub market has felt the effects. Concessions are being offered but rates remain stable in general and are projected to continue to be that way for two to three years more.

                                                   PROPERTY DESCRIPTION


 Site Description
 Location:                     3441 SW Burlingame Road
                               Topeka, Shawnee County, Kansas 66611

                               The site is located at the southwest corner of Burlingame Road and 34th Street, just north of Interstate 470.

 Shape:                        Rectangular

 Topography:                   Relatively flat, level at street grade

 Land Area:                    5.58 gross acres (5.58 net acres)
                               243,065 gross square feet (243,065
                               net square feet)

 Frontage, Access, Visibility: The site  has good  visibility  and  access with a normal depth to frontage ratio.

 Soil Conditions:              We did not receive nor review a soil report.
                               However, we assume that the soil's load-bearing
                               capacity is sufficient to support existing and/or
                               proposed structure(s). We did not observe any
                               evidence to the contrary during our physical
                               inspection of the property. Drainage appears to
                               be adequate.
 Utilities
 Site Improvements:            The site improvements include asphalt paved
                               parking areas, curbing, signage, landscaping, and drainage.

 Land Use Restrictions:        We were not  given a title  report to  review. We
                               do not know of any easements, encroachments, or
                               restrictions   that  would  adversely  affect
                               the site's use. However, we recommend a title search to determine whether any adverse conditions exist.

 Flood Zone:                   National Flood Insurance Rate Map Community
                               Panel Number 2051870014c dated December 1,
                               1981 designated at Flood Zone C, areas
                               outside the 1 OO-year flood plain.

 Hazardous Substances:         We observed no evidence of toxic or hazardous
                               substances during our inspection of the site.
                               However, we are not trained to perform technical environmental inspections and recommend the services of a professional engineer for this purpose.

 Overall Functionality:        The subject site is functional for the current
                               intended use.

 Improvements Description

 The unit mix is as follows.

UNIT MIX

                             No. Unit NRA Units Actual
No.  Plan            BR      BA  Units  (SF)      (SF)      Leased   Occupancy
-------------------------------------------------------------------------------
1    1BR1BA            1     1     23     727    16,721         18     78.3%
-------------------------------------------------------------------------------
2    2BR2BA            2     2     13   1,092    14,196         11     84.6%
-------------------------------------------------------------------------------
3    2BR2BALoft        2     2      9   1,280    11,520          7     77.8%
-------------------------------------------------------------------------------
4    2BR2BA            2     2     19   1,119    21,261         19    100.0%
-------------------------------------------------------------------------------
5    2BR1.5BA TH       2   1 1/2   10   1,845    18,450          8     80.0%
-------------------------------------------------------------------------------
6    3BR2BA TH         3     2     12   2,245    26,940         12    100.0%
-------------------------------------------------------------------------------
 TOTAL AVERAGE                     86   1,268   109,088         75     87.2%
-------------------------------------------------------------------------------

 General Description

    Number of Units:                86
    Year Built:                     1973
    Number of Buildings:            10
    Number of Stories:              2
    Net Rentable Area:              109,088 square feet
    Design and Functionality:       The subject consists of a
                                    garden apartment property of wood stud wall construction with brick and wood veneer exterior and pitched roof with composition shingles. The subject has Average overall appeal to prospective apartment tenants.

     Amenities:                     Office/clubhouse, pool, laundry rooms,
                                    storage units
Construction Detail
    Foundation:                     Poured concrete slab
    Framing:                        Wood stud wall construction
    Floors:                         Upper floors are of wood decking
    Exterior Walls:                 The exterior facade of the building consists
                                    of brick and wood veneer exterior.
    Roof Cover:                     Pitched roof with composition shingles.
    Windows:                        Units have windows in aluminum frames.
                                    The windows are single paned with screens.

Mechanical Detail
   Heating:                         Heat to the subject is supplied either by
                                    electric single unit forced air heaters.
                                    Heating is supplied via baseboard
                                    converters with local zone temperature
                                    control.
   Cooling:                         The subject is cooled by ground
                                    mounted package HVAC units.Cooling
                                    is distributed to the apartments through
                                    an integrated duct network with
                                    individual controls.
   Plumbing:                        The plumbing system is assumed to be
                                    adequate for existing use and in
                                    compliance with local law and building
                                    codes. The plumbing system is typical of
                                    other apartment properties in the area
                                    with a combination of PVC, steel,
                                    copper and cast iron piping throughout
                                    the building.
   Electrical Service:              The electrical system is assumed to be
                                    adequate for existing use and in
                                    compliance with local law and building
                                    codes. The electrical system is typical of
                                    other apartment properties in the area.
   Fire Protection:                 The building is not fully sprinklered.
                                    Each apartment has electric smoke
                                    detector and fire extinguishers in
                                    compliance with local code.
Interior Detail
     Layout:                        The subject property is a 10-building
                                    community arranged in a campus
                                    setting.
     Floor Covering:                Carpet in living, dining and bedroom
                                    areas and sheet vinyl tile in kitchen and
                                   bathrooms.
     Walls:                         Painted and textured gypsum board.
     Ceilings:                      Painted and textured gypsum board.
     Bathrooms:                     Depending on the unit type, each
                                    apartment is equipped with one or two full
                                    bathrooms. Full bathrooms consist of a
                                    showerltub kit with wall mounted showerhead,
                                    toilet and sink and sheet vinyl floor
                                    covering, and a combination wall papered
                                    gypsum board walls.
Site Improvements
     Parking:                       172 spaces (2.00:Unit). This is a typical
                                    parking ratio.
     On site Landscaping:           A variety of trees, shrubbery and grass.
     Other:                         Concrete curbs and walkways.

Summary
     Condition:                     The subject improvements are in
                                    average/fair condition given its
                                    competitive position. There are currently no "downed" or unleasable units. The current capital improvement expenditure is estimated herein to be $66,250.

                                    We did not inspect the roofs or make a
                                    detailed inspection of the mechanical
                                    systems. The appraisers, however, are not qualified to render an opinion as to the adequacy or condition of these components. The client is urged to retain an expert in this field if detailed information is needed about the adequacy and condition of mechanical systems.
     Quality: The overall quality is average and is consistent with the comparables in the micro-market.

     Layout & Functional Plan:      Average


     Year Built:                    1973


     Effective Age:                 25 years


     Expected Economic Life:        40 years


     Remaining Economic Life:       15 years

Real Property Taxes And Assessments

The property is subject to the taxing jurisdiction of Shawnee County. The assessors' parcel identification number is 1461303002105. Current property taxes are presented below:

                            PROPERTY TAX DATA (2003)
                                                                           Total
                                                                           2003
                                                            Assessment
 Assessor's Parcel Number                                1461303002105000
 Assessor's Market Value
 Land                                                                   $364,420
 Improvements                                                          2,843,580
 Assessor's Market Value:                                             $3,208,000
 Equalization/Assessment Ratio                                            11.50%
 Assessed Value                                                         $368,920
 Assessed Value per Unit                                                 $36,892
 Assessed Value per SqFt                                                  $47.30
 Taxes for 1st $20,000 in value                                            $279
 Total Tax Rate                                                          14.12%
 Total Property Taxes                                                    $52,060
 Property Taxes per Unit                                                  $5,206
 Property Taxes per SqFt                                                   $6.67

ZONING

The property is zoned PUD - Multi-Family by the City of Topeka. Permitted uses within this district include residential development and small-scale attendant retail. Office and industrial development is prohibited in this zoning district. Zoning regulations imposed within this district are as follows:

We are not experts in the interpretation of complex zoning ordinances but the property appears to be a conforming use based on our review of public information. The determination of compliance is beyond the scope of a real estate appraisal.

We know of no deed restrictions, private or public, that further limit the subject property's use. The research required to determine whether or not such restrictions exist, however, is beyond the scope of this appraisal assignment. Deed restrictions are a legal matter and only a title examination by an attorney or title company can usually uncover such restrictive covenants. Thus, we recommend a title search to determine if any such restrictions do exist.

HIGHEST AND BEST USE

Definition Of Highest And Best Use

According to The Dictionary of Real Estate Appraisal, Third Edition (1993), a publication of the Appraisal Institute, the highest and best use is defined as:

     The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability.

Highest And Best Use Criteria

We evaluated the site's highest and best use both as currently improved and as if vacant.

Highest and Best Use of Site As Though Vacant

Considering the subject site's size, configuration and topography, location among other apartment properties and state of the local apartment market, it is our opinion that the Highest and Best Use of the subject site as though vacant is investment property development to the highest density possible.

Highest and Best Use of Property As Improved

According to the Dictionary of Real Estate Appraisal, highest and best use of the property as improved is defined as:

     The use that should be made of a property is as it exists. An existing property should be renovated or retained as is so long as it continues to contribute to the total market value of the property, or until the return from a new improvement would more than offset the cost of demolishing the existing building and constructing a new one. .

It is our opinion that the existing complex adds value to the site as if vacant, and rent levels of existing leases encumbering the subject property would dictate a continuation of the current use. Therefore, it is our opinion that the Highest and Best Use of the subject property as improved is as it is currently employed.

                                                               VALUATION PROCESS

Methodology

There are three generally accepted approaches available in developing an opinion of value: the Cost, Sales Comparison and Income Capitalization approaches. We have considered and analyzed each in this appraisal to develop an opinion of the market value of the subject property, because this is a complete appraisal. In appraisal practice, an approach to value is included or eliminated based on its applicability to the property type being valued and the quality of information available. Each approach is discussed below, and applicability to the subject property is briefly addressed in the following summary.

Land Value

Developing  an  opinion of land value is  typically  accomplished  via the Sales
Comparison Approach by analyzing sites of comparable utility adjusted for differences, to indicate a value for the subject parcel. Valuation is typically accomplished using a unit of comparison such as price per square foot or acre. Adjustments are applied to the units of comparison from an analysis of comparable sales, and the adjusted unit of comparison is then used to derive a total value. The reliability of this approach is dependent upon (a) the availability of comparable sales data; (b) the verification of the sales data;
(c) the degree of comparability; (d) the absence of non-typical conditions affecting the sales price.

Cost Approach

The Cost Approach is based upon the proposition that an informed purchaser would pay no more for the subject than the cost to produce a substitute property with equivalent utility. This approach is particularly applicable when the property being appraised involves relatively new improvements, which represent the highest and best use of the land; or when relatively unique or specialized improvements are located on the site, for which there exist few sales or leases of comparable properties. In the Cost Approach, the appraiser forms an opinion of the cost of all improvements, depreciating them to reflect value loss from physical, functional and external causes. Land value, entrepreneurial profit and depreciated improvement costs are then added for a total value.

Sales Comparison Approach

The Sales Comparison Approach utilizes sales of comparable properties. adjusted for differences, to indicate a value for the subject property. Valuation is typically accomplished using a unit of comparison such as price per square foot, effective gross income multiplier or net income multiplier. Adjustments are applied to the units of comparison from an analysis of comparable sales, and the adjusted unit of comparison is then used to derive a total value. The reliability of this approach is dependent upon (a) the availability of comparable sales data; (b) the verification of the sales data; (c) the degree of comparability; (d) the absence of non-typical conditions affecting the sales price.

Income Capitalization Approach

This approach first determines the income-producing capacity of a property by utilizing contract rents on leases in place and by estimating market rent from rental activity at competing properties. Deductions then are made for vacancy and collection loss and operating expenses. The resulting net operating income is capitalized at an overall capitalization rate to derive an opinion of value. The capitalization rate represents the relationship between net operating income and value.

Related to the Direct Capitalization Method is the Discounted Cash Flow Method. In this method, periodic cash flows (which consist of net operating income less capital costs) and a reversionary value are developed and discounted to a present value using an internal rate of return that is determined by analyzing current investor yield requirements for similar investments.

The reliability of the Income Capitalization Approach depends upon whether investors actively purchase the subject property type for income potential, as well as the quality and quantity of available income and expense data from comparable investments.

Summary

This appraisal employs the Sales Comparison Approach and the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that these approaches would be considered applicable and/or necessary for market participants. The subject's age makes it difficult to accurately fonn an opinion of depreciation and tends to make the Cost Approach unreliable. Investors do not typically rely on the Cost Approach when purchasing a property such as the subject of this report. Therefore, we have not utilized the Cost Approach to develop an opinion of market value. The valuation process is concluded by analyzing each approach to value used in the appraisal. When more than one approach is used, each approach is judged based on its applicability, reliability, and the quantity and quality of its data. A final value opinion is chosen that either corresponds to one of the approaches to value, or is a correlation of all the approaches used in the appraisal. SALES COMPARISON APPROACH

Methodology

In the Sales Comparison Approach, we developed an opinion of value by comparing this property with similar, recently sold properties in the surrounding or competing area. Inherent in this approach is the principle of substitution, which states that when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution.

By analyzing sales that qualify as arm's-length transactions between willing and knowledgeable buyers and sellers, we can identify value and price trends. The basic steps of this approach are:

1. Research recent, relevant property sales and current offerings throughout the competitive area;

2. Select and analyze properties that are similar to the property appraised, analyzing changes in economic conditions that may have occurred between the sale date and the date of value, and other physical, functional, or locational factors;

3. Identify sales that include favorable financing and calculate the cash equivalent price;

4. Reduce the sale prices to a common unit of comparison such as price per square foot, price per unit or effective gross income multiplier;

5. Make appropriate comparative adjustments to the prices of the comparable properties to relate them to the property being appraised; and

6.   Interpret the adjusted sales data and draw a logical value conclusion.

On the following pages we present a summary of the improved properties that we compared to the subject property, a map showing their locations, and an adjustment grid. Detail sheets describing these sales can be found in the Addenda.

Due to the nature of the subject property and the level of detail available for the comparable data, we have elected to analyze the comparables through application of a traditional adjustment grid utilizing percentage adjustments and an effective gross income multiplier analysis.


APARTMENT SALES


     Name      Grantor         Sale Price   Average   % Occ.   Quality   SP/SF
    -------    -------        -----------  --------  --------  -------  -------
No. Address    Grantee            Date     Bldg SqFt  # Units   Year    SP/Unit
                                                               Built

1. Mt. Vernon  Mt. Vernon       $2,575,000     953     N/Av    Average   $23.69
   Apartments  Housing LP
   Topeka, KS  DCAL LLC           11/03     108,696  114 units   1946   $22,588

2. Brookfield  MRV Inc.         $7,250,000     861     99.0%     Good    $52.64
   Village
   Apartments  IRET Inc.          10/03     137,717  160 units   1989   $45,313

3. Sunrise     Sunrise           $2,300,000     986     82.0%   Average  $34.32
   Place       Place LC
   Apartments
   Lawrence,   Edward Carter      10/03      67,020    68 units  1983   $33,824
   KS          et al

4. Quail       TCI Quail        $4,700,000   1,377     95.0%    Average  $35.93
   Creek       Quail Creek
   Apartments
   Lawrence,KS Quail              11/03     130,796    95 units  1969   $49,474
               Creek Inc.

5. Capital     Highland           $660,000     494     95.0%    Average  $27.25
   Square      Realty of
   Apartments  Topeka, LLC
   Topeka, KS  Douglas             8/02      24,220   49 units   1970   $13,469
               Phelps


                                Expense
     Name         Grantor        Ratio     NOI/Unit
    -------       -------       --------    --------
No. Address       Grantee         EGIM        OAR             Comments

1. Mt. Vernon  Mt. Vernon       N/Av         N/Av       Brick building with one
   Apartments  Housing LP                               and two bedroom units.
   Topeka, KS  DCAL LLC         N/Av         N/Av       Inferior location age,
                                                        and appeal.
2. Brookfield  MRV Inc.         38%        $4,110       This is a good quality
   Village                                              complex considered
   Apartments  IRET Inc.        6.88        9.07%       overall superior when
                                                        compared to the subject
                                                        property.

3. Sunrise     Sunrise          46%        $2,462       Part of a two property
   Place       Place LC                                 portfolio.  Experienced
   Apartments                                           setbacks in management
   Lawrence,   Edward Carter    7.43        7.28%       and operated below
   KS          et al                                    market. Superior
                                                        location near the
                                                        University of Kansas.

4. Quail       TCI Quail        41%        $4,700       This property includes 7
   Creek       Quail Creek                              apartment buildings, 4
   Apartments                                           townhouse buildings, 2
   Lawrence,KS Quail            6.23        9.50%       duplexes and an office
               Creek Inc.                               /clubhouse. Superior
                                                        location near the
                                                        University of Kansas.

5. Capital     Highland         67%        $1,210       This is a Class C
   Square      Realty of                                apartment complex with
   Apartments  Topeka, LLC                              minimal land.
   Topeka, KS  Douglas          3.69        8.98%
               Phelps



Survey Minimum    $660,000     494 SF   82.0%     N/A    $23.69    38%   $1,210

Survey Maximum  $7,250,000   1,377 SF   99.0%     N/A    $52.64    67%   $4,700

Survey Average  $3,497,000     934 SF   92.8%     N/A    $34.77    48%   $3,120

Survey Minimum     8/02     24,220 SF  49 units  1946     13469    3.69    7.28%

Survey Maximum    11/03    137,717 SF  160 units 1989     49474    7.43    9.50%

Survey Average     7/03     93,690 SF   97 units 1971     32933    6.06    8.71%

Subject Property    N/A      1,268 SF   87.2%   average    N/A      52%   $3,325

                    N/A    109,088 SF   86       1973      N/A      N/A     N/A


-------------------------------------------------------------------------------
IMPROVED COMPRABLE SALE ADJUSTMENT GRID
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
               ECONOMIC ADJUSTMENTS(CUMULATIVE)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
 No.     $/Unit       Property      Financing &  Exp. After   Market*   Subtotal
          Date         Rights      Conditions of  Purchase  Conditions
                      Conveyed       Sale
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
  1     $22,588    Fee Simple/Mkt.  Arms-Length     None    Inferior    $22,768
         11/03          0.0%           0.0%         0.0%    0.8%        0.8%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
  2     $45,313    Fee Simple/Mkt.  Arms-Length     None    Inferior    $45,811
         10/03          0.0%           0.0%         0.0%    1.1%        1.1%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
  3     $33,824    Fee Simple/Mkt.  Arms-Length     None    Inferior    $34,196
         10/03          0.0%           0.0%         0.0%    1.1%        1.1%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
  4     $49,474    Fee Simple/Mkt.  Arms-Length     None    Inferior    $50,625
          7/03          0.0%           0.0%         0.0%    1.6%        1.6%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
  5   $13,469      Fee Simple/Mkt.  Arms-Length     None    Inferior    $13,914
      8/02              0.0%           0.0%         0.0%    3.3%        3.3%
-------------------------------------------------------------------------------

      PROPERTY CHARACTERISTIC ADJUSTMENTS (ADDITIVE)
 No.  Location  Size      Ave,    Amenities   Unit   Utility Economics
                        Quality               Size
                       Conditions
  1   Inferior Similar Inferior   Similar   Inferior Similar Similar
      5.0%     0.0%    5.0%       0.0%      10.0%    0.0%    0.0%
  2   Superior Similar Superior   Similar   Inferior Similar Similar
      -5.0%    0.0%    -30.0%     0.0%      10.0%    0.0%    0.0%
  3   Superior Similar Superior   Similar   Inferior Similar Inferior
      -15.0%   0.0%    -10.0%     0.0%      10.0%    0.0%    10.0%
  4   Superior Similar Superior   Similar   Superior Similar Superior
      -15.0%   0.0%    -5.0%      0.0%      -5.0%    0.0%    -10.0%
  5   Inferior Similar Inferior   Inferior  Inferior InferiorSimilar
      20.0%    0.0%    15.0%      20.0%     35.0%    20.0%   0.0%
 No.  Other     Adj.     Overall
  1   Similar   $29,599  Inferior
      0.0%      30.0%
  2   Similar   $34,358  Superior
      0.0%      -25.0%
  3   Similar   $32,486  Superior
      0.0%      -5.0%
  4   Similar   $32,672  Superior
      0.0%      -35.0%
  5   Similar   $29,219  Inferior
      0.0%      110.0%


SUMMARY
Price Range           Unadj.       Adj.    *Market Conditions Adjustment
                     $/Unit       $/Unit
Low                   $13,469    $29,219   Compound annual change in mark
                                           conditions:                    2.00%
High                  $49,474    $34,358   Date of Value (for adjustment
                                           calculations):                Apr-04
Average               $32,933    $31,667
Net Adjustment
Low                    -35.0%
High                   110.0%
Average                 15.0%


Percentage Adjustment Method

Adiustment Process

The sales that we have utilized represent the best available information that could be compared to the subject property. The major elements of comparison for an analysis of this type include the property rights conveyed, the financial terms incorporated into a particular transaction, the conditions or motivations surrounding the sale, changes in market conditions since the sale, the location of the real estate, its physical traits and the economic characteristics of the property.

The first adjustment made to the market data takes into account differences between the subject property and the comparable property sales with regard to the legal interest transferred. Advantageous financing terms or peculiar conditions of sale are then adjusted to reflect a normal market transaction. Next, changes in market condition must be accounted for, thereby creating a time adjusted normal unit of comparison. Lastly, adjustments for location, the physical traits and the economic characteristics of the market data are made in order to generate the final adjusted unit rate, which is appropriate for the subject property.

Summary of PercentaGe Adiustment Method After adjusting each comparable sale for differences with the subject property, the adjusted sale price range is $29,219 to $34,358 per unit. Therefore, we conclude that the indicated value by the Sales Comparison Approach is:

ADJUSTMENT METHOD CONCLUSION
                                              Rounded to    Per      Per
                                               Nearest      Unit     SqFt
                                              $100,000
Indicated Stabilized Value per       $31,700
Unit
Number of Units                         x 86
                                ------------
Indicated Stabilized Value       $2, 726,200   $2,700,000  $31,395   $24.75
  Less: Rent Loss                          0
  Less: Capital Improvements          66,250
                                ------------
  Value Prior to Stabilization:   $2,659,950   $2,700,000  $31,395   $24.75

Effective Gross Income Multiplier Analysis

The effective gross income multiplier (EGIM) is calculated in the sales transactions by dividing the sales price by the effective gross income at time of sale. The EGIM expresses the relationship between a sales price and the property's effective gross income. All other things being equal, the lower the income, the lower the sales price. However, there are other variables that affect the income/price relationship such as the condition of the property, the vacancy at time of sale, the stability of the income stream and the likelihood of near term change (up or down). and the ratio of operating expenses to effective gross income.

As all of these sales are very similar to the property appraised in terms of physical condition, access and visibility and the prospect for continuation of the income stream at or near current levels, the expense ratio is the most significant variable of difference. The expense ratio affects net operating income and, by implication, the overall capitalization rate. As the EGIM is a function of the overall capitalization rate and the ratio of net operating income to effective gross income, it is important to examine this relationship.

Summary of the EGIM Analvsis

All of the sales had achieved a stabilized occupancy level in Year 1 of the buyer's projections. The expense ratios of the com parables fall within a range of 37.60 percent to 66.90 percent, with the EGIM range from of 3.69x to 7.43x. Based on our projected effective rental rates for the subject, the projected stabilized expense ratio equates to 52.20 percent of the effective gross income, falling within the upper half of the range indicated by comparable sales.

An inverse relationship generally exists between the expense ratio and the EGIM, i.e., the higher the expense ratio, the lower the EGIM. Conversely, the lower the expense ratio, the higher the EGIM. As evidenced by the chart, the sales included generally follow this trend.

As stated, the comparable sales indicate an EGIM range of 3.69x to 7.43x. Applying this range to the Year 1 effective gross income of $598,097 ($10,941 per unit) produces a probable value range of $25,635 to $51,682 per unit.

The subject's pro forma occupancy is similar to the com parables with the expense ratio in the middle to upper portion of the range. As a result, an EGIM towards 4.75x is expected. This multiplier is applied to the stabilized effective gross income estimated for the subject of $598,097 (see Income Capitalization Approach section of this report) resulting in a value conclusion as follows:


-------------------------------------------------------------------------
EGIM SUMMARY
-------------------------------------------------------------------------
-------------------------------------------------------------------------
 No.   Property Name            Effective Sale     Gross Price   EGIM
                                                      Income
-------------------------------------------------------------------------
-------------------------------------------------------------------------
  1   Mt. Vernon Apartments        $2,575,000  /      N/A     =    N/A
-------------------------------------------------------------------------
-------------------------------------------------------------------------
  2   Brookfield Village           $7,250,000  /   $1,053,806 =   6.88
      Apartments
-------------------------------------------------------------------------
-------------------------------------------------------------------------
  3   Sunrise Place Apartments     $2,300,000  /     $309,501 =   7.43
-------------------------------------------------------------------------
-------------------------------------------------------------------------
  4   Quail Creek Apartments       $4,700,000  /  $754,223.00 =   6.23
-------------------------------------------------------------------------
-------------------------------------------------------------------------
  5   Capital Square Apartments      $660,000  /     $179,057 =   3.69
-------------------------------------------------------------------------
----------------------------------------------------------------
                           Subject     Indicated
----------------------------------------------------------------
Range           EGIM         EGI         Value        $/Unit
----------------------------------------------------------------
----------------------------------------------------------------
Low             3.69        $598,097     $2,204,567     $25,635
----------------------------------------------------------------
----------------------------------------------------------------
High            7.43        $598,097     $4,444,650     $51,682
----------------------------------------------------------------
----------------------------------------------------------------
Average         6.06        $598,097     $3,622,777     $42,125
----------------------------------------------------------------

CONCLUSIONS
Indicated EGIM                                   4.75
Effective Gross Income                     x $598,097
                                  --------------------
Indicated Stabilized Value                 $2,840,961
Rounded to nearest $25,000                 $2,850,000
         Per Unit                             $33,140
         Per Square Foot                       $26.13
Value Prior to Stabilization
Indicated Stabilized Value                 $2,850,000
Less: Rent Loss                                     0
Less: Capital Improvements                   (66,250)
                                  --------------------
Value Prior 10 Stabilization               $2,783,750
Rounded to nearest $25,000                 $2,800,000
         Per Unit                             $32,558
         Per Square Foot                       $25.67

                                                     Sales Comparison Approach
Sales Comparison Approach Conclusion

The following is a summary of our concluded values within the Sales Comparison
Approach:


                           Method                                   Conclusion

 Value indicated on basis of percentage adjustments                 $2,800,000
 Value indicated by EGIM comparison                                 $2,800,000

Based on our analysis of competitive transactions, we conclude that the indicated value by the Sales Comparison Approach is as follows:


       Indicated Value                $/SqFt                  $/Unit

          $2,800,000                  $25.67                  $32,558

                                                 INCOME CAPITALIZATION APPROACH

Methodology

The Income Capitalization Approach is a method of converting the anticipated economic benefits of owning property into a value through the capitalization process. The principle of "anticipation" underlies this approach in that investors recognize the relationship between an asset's income and its value. In order to value the anticipated economic benefits of a particular property, potential income and expenses must be projected. and the most appropriate capitalization method must be selected.

The two most common methods of converting net income into value are Direct Capitalization and Discounted Cash Flow. In direct capitalization, net operating income is divided by an overall capitalization rate to indicate an opinion of market value. In the discounted cash flow method, anticipated future cash flows and a reversionary value are discounted to an opinion of net present value at a chosen yield rate (internal rate of return).

In our opinion, both the discounted cash flow and direct cap methods are appropriate to value the subject property.


Historical Performance of the Subject Property

The following is a summary of historical revenue and expenses as well as our Year 1 forecast for the subject property.



                         INCOME CAPITALIZATION APPROACH
------------------------------------------------------------------------------
REVENUE AND EXPENSE ANALYSIS
------------------------------------------------------------------------------
                                      2001                     2002
                             Total   $/Unit   $/SF    Total   $/Unit   $/SF
                           ------------------------  -------------------------
Average Physical Occupancy (%)        -94%                     -92%
Economic Occupancy (%)                 94%                      90%

 POTENTIAL GROSS INCOME
    Gross Potential          $633.98  $7,372  $5.81  $644,244  $7,491   $5.91
    Rental Income
      loss/Gain to Lease      (1,600)    N/A    N/A    (1.206)   N/A     N/A
                           ------------------------  -------------------------
        Adjusted Rental     $632,376  $7,353  $5.80  $643,038  $7,477   $5.89
        Revenue
                           ------------------------  -------------------------
      Other Income           $19,352    $225  $0.18   $25,089    $292   $0.23
                           ------------------------  -------------------------
      Total Other Income     $19,352    $225  $0.18   $25,089    $292   $0.23

         Less: Employee     (10,884)   (127)  (0.10)   (9,664)   (112)  (0.09)
         Unit Discounts
         Rent Concessions    (1,773)    (21)  (0.02)   (3,753)    (44)  (0.03)
                           ------------------------  -------------------------
                           ($12,657)  ($147) ($0.12) ($13,427)  ($156) ($0.12)
                           ------------------------  -------------------------
Total Potential Gross      $639,079  $7,431   $5.88  $654,700  $7,613   $6.00
Revenue

Vacancy & Credit Loss
  Vacancy                   ($37,759)  ($439) ($0.35)($51,426)  ($598) ($0.47)
  Credits Loss                17,050     198    0.16     (909)    (11)  (0.01)
                            ------------------------  -------------------------
                             (20,709)  ($241)($0.19)  (52,335)  ($609) ($0.48)
                            ------------------------  -------------------------
EFFECTIVE GROSS INCOME      $618,362  $7,190  $5.67  $602,365  $7,004   $5.52

OPERATING EXPENSES
  Management Fee             $30,367    $353  $0.28   $30,192    $351   $0.28
  Total Payroll & Burden     105,563   1,227   0.97   100,351   1,167    0.92
  General & Administrative    10,727     125   0.10    11,966     139    0.11
  Marketing & Promotion        4,532      53   0.04     4,598      53    0.04
  Maint. & Repairs            35,884     417   0.33    49,234     572    0.45
  & Contract Svc.
  Total Utilities             44,015     512   0.40    44,347     516    0.41
  Insurance                   12,695     148   0.12    25,812     300    0.24
  Real Estate Taxes           50,097     583   0.46    49,997     581    0.46
                           ------------------------  -------------------------
Total Operating Expense     $293,880  $3,417  $2.69  $316,497  $3,680   $2.90

                           ------------------------  -------------------------
NET OPERATING INCOME        $324,482  $3,773  $2.97  $285,868  $3,324   $2.62
                           ------------------------  -------------------------
  OTHER CAPITAL                   $0      $0  $0.00        $0      $0   $0.00
  Replacement Reserves             0       0   0.00         0       0       0

  Expense Ratio               47.53%                   52.54%
  Management Fee % of EGI      4.91%                    5.01%

                                       2003                   2004 Budget
                               Total  $/Unit   $/SF     Total  $/Unit    $/SF
                           ------------------------  -------------------------
Average Physical Economic Occupancy (%)-89%                    -95%
                                        84%                     91%
 POTENTIAL GROSS INCOME
    Gross Potential         $646,044  $7.512  $5.92  $656.181  $7.630   $6.02
    Rental Income
      loss/Gain to Lease       2,318    N/A    N/A     (6.018)    (70)  (0.06)
                           ------------------------  -------------------------
        Adjusted Rental     $648,362  $7,539  $5.94  $650,163  $7,560   $5.96
        Revenue
                           ------------------------  -------------------------
      Other Income           $20,106    $234  $0.18   $23.930    $278   $0.22
                           ------------------------  -------------------------
      Total Other Income     $20,106    $234  $0.18   $23,930    $278   $0.22
         Less: Employee       (9,855)   (115) (0.09)   (9,900)   (115)  (0.09)
         Unit Discounts
         Rent Concessions    (17,642)   (205) (0.16)   (7,250)    (84)  (0.07)
                           ------------------------  -------------------------
                            ($27,497)  ($320)($0.25) ($17,150)  ($199) ($0.16)
                           ------------------------  -------------------------
Total Potential Gross       $640,971  $7,453  $5.88  $656,943  $7,639   $6.02
Revenue

Vacancy & Credit Loss
  Vacancy                   ($71,034)  ($826)($0.65) ($32,809)  ($382) ($0.30)
  Credits Loss                (4,171)    (49) (0.04)   (1,200)    (14)  (0.01)
                           ------------------------  -------------------------
                             (75,205)  ($874)($0.69)  (34,009)  ($395) ($0.31)
                           ------------------------  -------------------------
EFFECTIVE GROSS INCOME      $565,766  $6,579  $5.19  $622,934  $7,243   $5.71
OPERATING EXPENSES
  Management Fee             $29,142    $339  $0.27   $31,672    $368   $0.29
  Total Payroll & Burden     108,143   1,257   0.99   111,012   1,291    1.02
  General & Administrative    24,555     287   0.23     9,982     116    0.09
  Marketing & Promotion          656       8   0.01     3,460      40    0.03
  Maint. & Repairs            33,871     394   0.31    41,198     479    0.38
  & Contract Svc.
  Total Utilities             43,405     505   0.40    44,148     513    0.40
  Insurance                   23,915     278   0.22    25,584     297    0.23
  Real Estate Taxe s          41,460     482   0.38    50,010     582    0.46
                          ------------------------  -------------------------
Total Operating Expense     $305,257  $3,550  $2.80  $317,066  $3,687   $2.91
                           ------------------------  -------------------------
NET OPERATING INCOME        $260,509  $3,029  $2.39  $305,868  $3,557   $2.80
                           ------------------------  -------------------------
  OTHER CAPITAL                   $0      $0  $0.00   $86,250  $1,003   $0.79
  Replacement Reserves             0       0   0.00         0       0    0.00

  Expense Ratio               53.95%                   50.90%
  Management Fee % of EGI      5.15%                    5.08%
                                    Budget                      Year 1 C&W
                                  Comparison                     Forecast
                           Total    $/Unit   $/SF  Adj.*  Total   $/Unit   $/SF
                          ------------------------ ----------------------------
Average Physical                                                    93%
Occupancy (%)
Economic Occupancy (%)                                              89%
POTENTIAL GROSS INCOME
 Gross Potential Rental  ($10,137)  ($118) ($0.09)      $646,404  $7,516  $5.93
 Income
   loss/Gain to Lease       N/A       N/A    N/A          (7,267)   (85)  (0.07)
                          ------------------------ ----------------------------
     Adjusted Rental     ($1,801)    ($21) ($0.02)      $639,137  $7,432  $5.86
     Revenue
   Other Income           (3,824)    (44)  (0.04)        $23,650   $275   $0.22
                          ------------------------ ----------------------------
   Total Other Income    ($3,824)   ($44) ($0.04)        $23,650   $275   $0.22

   Less: Employee
   Unit Discounts             45       1       0          (9,720)   (113) (0.09)
   Rent Concessions      (10,392)   (121)  (0.10)         (7,000)   (81) (0.06)
                          ------------------------ ----------------------------
                        ($10,347)  ($120) ($0.09)       ($16,720) ($194) ($0.15)
 Total Potential Gross  ($15,972)  ($186) ($0.15)       $646,067  $7,512  $5.92
 Revenue
 Vacancy & Credit Loss
   Vacancy              ($38,225)  ($444) ($0.35) 7.00% ($44,740) ($520) ($0.41)
   Credits Loss           (2,971)    (35)  (0.03) 0.50%   (3,230)   (38)  (0.03)
                         (41,196)  ($479) ($0.38)        (47,970) ($558) ($0.44)
EFFECTIVE GROSS INCOME  ($57,168)  ($665) ($0.52)       $598,097  $6,955  $5.48

OPERATING EXPENSES
 Management Fee          ($2,530)   ($29) ($0.02) 5.00%  $29,905    $348  $0.27
 Total Payroll &          (2,869)    (33)  (0.03)        111,800   1,300   1.02
 Burden
 General &                14,683     171    0.13          10,750     125   0.10
 Administrative
 Marketing &              (2,804)    (33)  (0.03)          3,440      40   0.03
 Promotion
 Maint. & Repairs         (7,327)    (85)  (0.07)         34,400     400   0.32
 & Contract Svc.
 Total Utilities            (743)     (9)  (0.01)         44,033     512   0.40
 Insurance                (1,669)    (19)  (0.02)         25,800     300   0.24
 Real Estate Taxes        (8,550)    (99)  (0.08)         52,060     605   0.48

Total Operating Expense ($11,809)  ($137) ($0.11)       $312,188  $3,630  $2.86
NET OPERATING INCOME    ($45,359)  ($527) ($0.42)       $285,909  $3,325  $2.62
         OTHER CAPITAL  ($86,250) ($1,003) ($0.79)       $66,250    $770  $0.61
         Replacement           0       0    0.00          21,500     250   0.20
Reserves
         Expense Ratio    52.20%
         Management Fee
            % of EGI       5.00%

*Rents may be adjusted for lagging market conditions.

Market Rental Rates.
In an effort to estimate the current market rent achievable for the subject's unit mix, we surveyed several competitive apartment complexes summarized as follows:

COMPETITIVE APARTEMENT COMPLEXES
Cascade Apartments

                                                          Rent          Rent
Item                    Year Blt   Bed/     Unit          Per           Per
No.   Name & Location   No. Units  Bath     Size         Month         Sq.Ft.

1     La Casa Grande     1969     (0/1)    45O  -  450  $434-$434  $0.96 - $0.96
      2908 SW 31st Ct     191     (1/1)    716  -  792  $485-$505  $O.68 - $0.64
      Topeka, KS                  (2/1.5)  946  -  946  $560-$560  $0.59 - $0.59
      785-272-7900                (3/2)    1,488-1,488  $760-$760  $O.51 - $0.51

2     Misty Glen         1969     (1/1)   135  -  735   $435-$445  $O.59 - $O.61
      3201 SW Randolph    216     (2/2)   935  -  935   $5OO-$510  $O.53 - $O.55
      Topeka.KS                  (2/2TH)  1,600-1,800   $655-$715  $O.41 - $0.40
      785-266-8010               (3/2TH)  2,200-2,200   $755-$770  $O.34 - $0.35

3     Whitehall          1979     (1/1)   730  - $750   $435-$455  $O.60 - $0.61
      3930 SW Twilight Dr  74     (2/2)   1,111-1,111   $575-$595  $0.52 - $O.54
      Topeka. KS                  (3/2)   1,250-1,265   $625-$650  $O.5O - $O.51
      785-273-0932

4     Park South         1970's   (1/1)   575  -  750   $420-$475  $O.73 - $O.63
      3711 SW Park        234     (2/1)   75O  -  950   $475-$550  $O.63 - $0-58
      South Ct                   (2/1.5)  95O  -  950   $545-$555  $0.57 - $O-58
      Topeka, KS
      785-266-8957

5     Carriage House     1968     (1/1)   686  -  686   $380-$415  $O.55 - $0.60
      1601 SW 37th        282     (2/1)   869  -  860   $410-$445  $0.47 - $0.51
      Terrace                    (2/1.5)  875  -  875   $430-$465  $0.49 - $0.53
      Topeka, KS                  (2/1)   941  -  941   $480-$480  $0.51 - $0.51
      785-266-8761

6      White Lakes Plaza  1970's  (1/1)   75O  -  75O   $470-$485  $0.63 - $O.65
       3733 SW Plaza Dr    144    (2/2)   950  -  950   $550-$575  $0.58 - $0.61
       Topeka, KS
       785-267-2060



                               Project
Item                            Unit &
No.  Name & Location   Occ    Amenities        Premiums           Concessions

1    La Casa Grande    91%  Laundry room,     Fireplace $15       1st and last
     2908 SW 31st Ct        W/D hookups       Security            month free on
     Topeka, KS             in some units,    Deposit $200        14 month
     785-272-7900           firplace,         Pet Deposit $200,   $10/mo lease
                            patio/balcony,    Garage $45
                            ceiling fan,      All utililies
                            storage,          paid for
                            clubhouse,        studio Tenant
                            pool              pays elec
                                              in 1&2BR Tenant
                                              pays all
                                              utils in 3BR


2   Misty Glen         89%  Storage,          All utilities       One month free
    3201 SW Randolph        W/D hookups,      paid Deposit        on a 6-12
    Topeka.KS               patio/ balcony,   $150 on apts        month lease
    785-266-8010            fireplace,        Deposit $250 on TH
                            clubhouse,
                            pool

3   Whitehall          86%  Ceiling fan,      Fireplace $30       One monlh free
    3930 SW Twilight Dr     W/D hookups,      Carpool $15         on a 12 month
    Topeka. KS              fireplace                             lease
    785-273-0932            in townhouses,
                            patio/balcony, pool

4   Park South         87%  Laundry rooms,    Application fee     One month free
    3711 SW Park            pool, hot tub,    $35 Deposit $150    on a 12 month
    South Ct                clubhouse,        Pet Deposit $150    lease 1.5
    Topeka, KS                                All utilities paid  months free on
    785-266-8957                                                  18 month lease

5   Carriage House     8O%  Laundry room,     Balcony $35         Two monlhs
    1601 SW 37th            balcony, pool     Security Deposit    free on a 13
    Terrace                                   $150 Application    month lease
    Topeka, KS                                Fee $20 Pet
    785-266-8761                              Deposit $100,$15/mo
                                              All utilities paid

6   White Lakes Plaza   95% Laundry room,     Fireplace $15       None
    3733 SW Plaza Dr        patio/balcony,    Carpoo1
    Topeka, KS              clubhouse, pool
    785-267-2060

Rental Rate Conclusion for the Subject Property

The previous chart shows the range of rental rates indicated by rent comparables for each unit type. In consideration of this information as well as the subject's performance as summarized below, our opinion of market rent and total potential apartment rental income assuming full occupancy is set forth as follows.

-------------------------------------------------------------------------------
UNIT MlX
-------------------------------------------------------------------------------
                                No.       Unit       NRA   Units       Actual
No.  Plan       BR        BA    Units     (SF)      (SF)   Leased    Occupancy
-------------------------------------------------------------------------------
1  1BR1BA        1         1       23      727     16,721     18         78.3%
2  2BR2BA        2         2       13    1,092     14,196     11         84.6%
3  2BR2BALoft    2         2        9    1,280     11,520      7         77.8%
4  2BR2BA        2         2       19    1,119     21,261     19        100.0%
5  2BR1.5BA TH   2     1 1/2       10    1,845     18,450      8         8O.O%
6  38R2BA. TH    3         2       12    2,245     26,940     12        100.0%
-------------------------------------------------------------------------------
TOTAL/AVERAGE                      86    1,268    109,088     75         87.2%
-------------------------------------------------------------------------------

POTENTIAL RENTAL RATES
-------------------------------------------------------------------------------
                                                          Potential   Potential
Average             Quoted              C&W YR1            Monthly      Annual
Contract  $/SqFt    Month    $/SqFt    Forecast   $/SqFt     Rent        Rent

$494       $O.68     $499     $0.69       $499    $O.69    $11,477    $137,724
 597        0.55      610      0.56        610     0.56      7,930      95,160
 650        0.51      650      0.51        650     0.51      5,850      70,200
 609        0.54      610      0.55        610     0.55     11,590     139,080
 734        0.40      730      0.40        730     0.40      7,300      87,600
 826        0.37      810      0.36        810     0.36      9,720     116,640
-------------------------------------------------------------------------------
$626       $0.49     $626     $0.49       $626    $O.49    $53,867    $646,404
-------------------------------------------------------------------------------

Based on the amenities of the subject, its location and condition relative to the rent comparables, it is our opinion that the current quoted rental rates (as provided by the property manager) are within the quoted market rates for the comparables.

Estimate of Potential Unit Rental Income

The potential rental income for the subject property at our projected market rent for all unit types is $646,404 on an annualized basis. These figures reflect the subject as if fully occupied and collecting market rent for every unit. For comparison purposes, the current quoted rental income is $ .49 per square foot, or approximately $646,404 in total on an annualized basis.

Employee Units

The practice of non-revenue units or reduced rental rates for employees is common within the market area. The subject development provides full abatement on one unit for the manager. The combined monthly rent abatement totals $9,720, which we have deducted from base rental revenue.

Vacancy and Collection Loss

We have forecasted a vacancy loss of 7.00 percent and a collection loss of 0.05 percent for the first two years of the analysis. We have decreased the vacancy loss to 7.00 percent on the third year and stabilized it at 6.00 percent.

Rent Concessions

We have deducted $7,000 as rent concessions for the first two years of the analysis stabilized the rent concession deductions in year 3 at $2,000.

Other Income

Our estimate is $23,650 or $ 275 per unit in Year 1.

Effective Gross Income

Considering all of the foregoing income and vacancy items, we have estimated a Year 1 effective gross income of $598,097, which is within -3.99 percent of that set forth in the owners 2004 budget. This adds credibility and support to our independent forecasts.

Income and Expense Summary

We have discussed our projections of income and expenses for the subject property. On the following chart we present our opinion of income and expenses for year 1.

YEAR 1 PRO FORMA
-------------------------------------------------------------------------------
POTENTIAL GROSS INCOME                        $/Year     $/Unit            $/SF
                                      -----------------------------------------

 Gross Potential Rental Income               $646,404    $7,516           $5.93
  Loss/Gain to Lease                           (7,267)      (65)          (0.07)
   Less: Employee Unit Discounts  -.810/Mo.    (9,720)     (113)          (0.09)
                                            -----------------------------------
    Adjusted Renlal Revenue                  $629,417    $7,319           $5.77

Vacancy & Credit Loss
  Vacancy                            7.00%   ($44,740)   ($520)          ($0.41)
  Credit loss                        0.50%     (3,230)     (38)           (0.03)
  Rent Concessions                             (7.000)     (81)           (0.06)
                                            -----------------------------------
  Total Potential Gross Revenue              ($16,720)   ($194)          ($O.15)

  Other Income                                $23,650     $275            $0.22
                                            -----------------------------------
  Total Other Income                          $23,650     $275            $0.22
                                            -----------------------------------
EFFECTIVE GROSS INCOME                       $598,097   $6,955            $5.48

OPERATING EXPENSES
  Management Fee                     5.00%     $29,905     $348           $0.27
  Total Payroll & Burden                       111,800    1,300            1.02
  General & Administrative                      10,750      125            0.10
  Marketing & Promotion                          3,440       40            0.03
  Maint. & Repairs & Contract Svc.              34,400      400            0.32
  Total Utilities                               44,033      512            0.40
  Insurance                                     25,800      300            0.24
  Real Estate Taxes                             52,060      605            0.48
  Replacement Reserves                          21,500      250            0.20
                                            -----------------------------------
  Total Operating Expenses                    $312,188   $3,630           $2.86
                                            -----------------------------------
NET OPERATING INCOME                          $285,909   $3,325           $2.62

Direct Capitalization Method Conclusion

In the Direct Capitalization Method. we developed an opinion of market value by dividing year 1 net operating income by a 10.00 percent overall capitalization rate. Our conclusion via the Direct Capitalization Method is as follows:


DIRECT CAPITAUZATION METHOD
Net Operating Income                $285,909
-------------------------------------------------------------------------------
                                              Rounded to
Sensitivity Analysis                            Nearest
(0.25% OAR Spread)                  Value       $25,000       $/Unit     $/SqFt
-------------------------------------------------------------------------------
Based on Low-Range of 9.75%       $2,932,400    $2,925,000    $34,098    $26.66
Based on Most Probable
Range of 10.00%                   $2,859,090    $2,850,000    $33,245    $26.21
Based on High-Range of 10.25%     $2,789,356    $2,800,000    $32,434    $25.57

Reconciled Stabilized Value       $2,859,090    $2,850,000    $33,245    $26.21
  Less: Rent Loss                               $0            $0          $0.00
  Less: Capital Improvements          66,250                  $770        $0.61
                                 ----------------------------------------------
  Indicated A5 Is Value           $2,792,840    $2,800,000    $32,475    $25.60

Discounted Cash Flow Method

In the Discounted Cash Flow Method, we employed the ARGUS software to model the income characteristics of the property and to make a variety of cash flow assumptions. We attempted to reflect the most likely investment assumptions of typical buyers and sellers in this particular market segment.

Summary of Discounted Cash Flow Assumptions

The following table illustrates the assumptions used in the discounted cash flow analysis.

             DCF Analysis Assumptions
              Holding Period                             10 Years
              Start Date:                          April 16, 2004
              Vacancy Rate                                  7.00%
              Collection Loss Rate                          0.50%
              Management Fee Rate                           5.00%
              Replacement Reserves                      $250/unit
              Growth Rates
               Revenue                               0.00%, 2.00%
                                                       thereafter
               Expenses                                     3.00%
               Property Taxes                               3.00%
              Rates of Return
               Internal Rate of Return                     11.00%
               Terminal Cap Rate                           10.25%
              Reversionary Sales Costs                      2.00%

Discounted Cash Flow Method Conclusion

Based on the discount rate selected above, market value would be $2,700,000, rounded. Our cash flow projection is presented at the end of this section.

Reconciliation Within Income Capitalization Approach Since the subject is a typical apartment property with normal tenant characteristics, we have placed reliance on the Direct Capitalization method. Therefore, our opinion of market value via the Income Capitalization Approach is as follows.

 Value Indicated by the Discounted Cash Flow Method:     $2,700,000
 Value Indicated by the Direct Capitalization Method:    $2,800,000
 Income Capitalization Approach Reconciliation:          $2,800,000

Software : ARGUS Ver. 11.0.04
File     : Cascade 2004 ARGUS File Revised
Property Type: Apartment
Portfolio

                               Cascade Apartments
                        SCHEDULE OF PROSPECTIVE CASH FLOW
                        In Inflated Dollars for the Fiscal
                            Year Beginning 5/1/2004

                                   Year 1     Year 2     Year 3     Year 4
For the Years Ending             Apr-2005   Apr-2006   Apr-2007   Apr-2008
                               ----------- ---------- ---------- ----------
OPERATING RATIOS
Total Number of Units                  86         86         86         86
Average Occupancy                  98.84%    100.00%    100.00%    100.00%
Avg Monthly Rent per Occ Area        0.49       0.49       0.50       0.51
Avg Monthly Rent per Occ Unit      626.60     626.36     638.75     651.52
Expense Ratio to Operating Inc     52.20%     53.10%     52.66%     53.12%
Expenses per Unit Area               2.86       2.95       3.04       3.12
Expenses per Unit                3,630.09   3,735.67   3,851.08   3,963.03
POTENTIAL GROSS REVENUE
Potential Market Rent            $646,404   $646,404   $659,328   $672,516
Loss to Lease                      (7,267)                 (152)      (159)
                               ----------- ---------- ---------- ----------
Potential Rental Revenue          639,137    646,404    659,188    672,369
                               ----------- ---------- ---------- ----------
Scheduled Base Rental Revenue     639,137    646,404    659,188    672,369
Other Income                       23,650     24,359     25,090     25,843
Employee Unit Discounts            (9,720)   (10,012)   (10,312)   (10,621)
Rent Concessions                   (7,000)    (7,210)    (2,122)    (2,185)
                               ----------- ---------- ---------- ----------
TOTAL POTENTIAL                   646,067    653,541    671,844    685,406
GROSS REVENUE
General Vacancy                   (44,740)   (45,248)   (39,551)   (40,342)
Collection Loss                    (3,230)    (3,268)    (3,359)    (3,427)
                               ----------- ---------- ---------- ----------
EFFECTIVE GROSS REVENUE           598,097    605,025    628,934    641,637
                               ----------- ---------- ---------- ----------
OPERATING EXPENSES
Management Fee                     29,905     30,251     31,447     32,082
Total Payroll and Burden          111,800    115,154    118,609    122,167
General and Administrative         10,750     11,073     11,405     11,747
Marketing and Promotion             3,440      3,543      3,649      3,759
Maint & Repair & Contract Serv     34,400     35,432     36,495     37,590
Utilities                          44,033     45,619     46,987     48,397
Insurance                          25,800     26,574     27,371     28,192
Real Estate Taxes                  52,060     53,622     55,230     56,887
                               ----------- ---------- ---------- ----------

TOTAL OPERATING EXPENSES          312,188    321,268    331,193    340,821
                               ----------- ---------- ---------- ----------
NET OPERATING INCOME              285,909    283,757    297,741    300,816
                               ----------- ---------- ---------- ----------
LEASING & CAPITAL COSTS
Replacement Reserves               21,500     22,145     22,809     23,494
Capital Improvements               66,250
                               ----------- ---------- ---------- ----------
TOTAL LEASING & CAPITAL COSTS      87,750     22,145     22,809     23,494
                               ----------- ---------- ---------- ----------
CASH FLOW BEFORE DEBT SERVICE    $198,159   $261,612   $274,932   $277,322
& TAXES
                               ----------- ---------- ---------- ----------
                               ----------- ---------- ---------- ----------

                                   Year 5     Year 6     Year 7     Year 8
For the Years Ending               Apr-09   Apr-2010     Apr-11     Apr-12
                               ---------- ----------- ----------- ---------
OPERATING RATIOS
Total Number of Units                  86         86         86         86
Average Occupancy                 100.00%    100.00%    100.00%    100.00%
Avg Monthly Rent per Occ Area        0.52       0.53       0.55       0.56
Avg Monthly Rent per Occ Unit      664.55     677.84     691.40     705.23
Expense Ratio to Operating Inc     53.58%     54.05%     54.52%     54.99%
Expenses per Unit Area               3.22       3.31       3.40       3.50
Expenses per Unit                4,078.28   4,196.88   4,319,00   4,444.69
POTENTIAL GROSS REVENUE
Potential Market Rent            $685,968   $699,684   $713,676   $727,944
Loss to Lease                        (164)      (161)      (162)      (161)
                               ----------- ---------- ----------- --------
Potential Rental Revenue          685,816    699,535    713,526    727,795
                              ------------ ---------- ---------- ----------
Scheduled Base Rental Revenue     685,816    699,535    713,526    727,795
Other Income                       26,618     27,417     28,239     29,087
Employee Unit Discounts           (10,940)   (11,268)   (11,606)   (11,954)
Rent Concessions                   (2,251)    (2,319)    (2,388)    (2,460)
                               ----------- ---------- ---------- ----------
TOTAL POTENTIAL                   699,243    713,365    727,771    742,468
GROSS REVENUE
General Vacancy                   (41,149)   (41,972)   (42,812)   (43,668)
Collection Loss                    (3,496)    (3,567)    (3,639)    (3,712)
                               ----------- ---------- ----------  ---------
EFFECTIVE GROSS REVENUE           654,598    667,826    681,320    695,088
                               ----------- ---------- ----------- ---------

OPERATING EXPENSES
Management Fee                     32,730     33,391     34,066     34,754
Total Payroll and Burden          125,832    129,607    133,495    137,500
General and Administrative         12,099     12,462     12,836     13,221
Marketing and Promotion             3,872      3,988      4,108      4,231
Maint & Repair & Contract Serv     38,718     39,879     41,075     42,308
Utilities                          49,849     51,344     52,885     54,471
Insurance                          29,038     29,909     30,807     31,731
Real Estate Taxes                  58,594     60,352     62,162     64,027
                               ----------- ---------- ----------  ---------
TOTAL OPERATING EXPENSES          350,732    360,932    371,434    382,243
                               ----------- ---------- ----------  ---------
NET OPERATING INCOME              303,866    306,894    309,886    312,845
                               ----------- ---------- ----------  ---------
LEASING & CAPITAL COSTS
Replacement Reserves               24,198     24,924     25,672     26,442
Capital Improvements
                               ----------- ---------- ----------  ---------
TOTAL LEASING & CAPITAL COSTS      24,198     24,924     25,672     26,442
                               ----------- ---------- ----------  ---------
CASH FLOW BEFORE DEBT SERVICE    $279,668   $281,970   $284,214   $286,403
& TAXES
                               ----------- ---------- ----------  ---------
                               ----------- ---------- ---------- ----------

                                   Year 9    Year 10    Year 11
For the Years Ending               Apr-13     Apr-14     Apr-15
                               ----------- ---------- ----------
OPERATING RATIOS
Total Number of Units                  86         86         86
Average Occupancy                 100.00%    100.00%    100.00%
Avg Monthly Rent per Occ Area        0.57       0.58       0.59
Avg Monthly Rent per Occ Unit      719.33     733.72     748.39
Expense Ratio to Operating Inc     55.47%     55.96%     56.44%
Expenses per Unit Area               3.61       3.71       3.82
Expenses per Unit                4,574.08   4,707.23   4,844.36
POTENTIAL GROSS REVENUE
Potential Market Rent            $742,512   $757,356   $772,512
Loss to Lease                        (173)      (169)      (182)
                               ----------- ---------- ----------
Potential Rental Revenue          742,351    757,199    772,342
                               ----------- ---------- ----------
Scheduled Base Rental Revenue     742,351    757,199    772,342
Other Income                       29,959     30,858     31,784
Employee Unit Discounts           (12,313)   (12,682)   (13,063)
Rent Concessions                   (2,534)    (2,610)    (2,688)
                               ----------- ---------- ----------
TOTAL POTENTIAL
GROSS REVENUE                     757,463    772,765    788,375
General Vacancy                   (44,541)   (45,432)   (46,341)
Collection Loss                   (3,787)    (3,864)    (3,942)
                               ----------- ---------- ---------
EFFECTIVE GROSS REVENUE           709,135    723,469    738,092
                               ----------- ---------- ----------

OPERATING EXPENSES
Management Fee                     35,457     36,173     36,905
Total Payroll and Burden          141,625    145,874    150,250
General and Administrative         13,618     14,026     14,447
Marketing and Promotion             4,358      4,488      4,623
Maint & Repair & Contract Serv     43,577     44,884     46,231
Utilities                          56,105     57,788     59,522
Insurance                          32,683     33,663     34,673
Real Estate Taxes                  65,948     67,926     69,964
                               ----------- ---------- ----------
TOTAL OPERATING EXPENSES           393,371    404,822    416,615
                               ----------- ---------- ----------
NET OPERATING INCOME              315,764    318,647    321,477
                               ----------- ---------- ----------
LEASING & CAPITAL COSTS
Replacement Reserves              27,236     28,053     28,894
Capital Improvements
                               ----------- ---------- ----------
TOTAL LEASING & CAPITAL COSTS      27,236     28,053     28,894
                               ----------- ---------- ----------
CASH FLOW BEFORE DEBT SERVICE    $288,528   $290,594   $292,583
& TAXES
                               ----------- ---------- ----------
                               ----------- ---------- ----------

Software : ARGUS Ver. 11.0.04
File     : Cascade 2004 ARGUS File Revised
Property Type: Apartment
Portfolio
                               Cascade Apartments
                            PROSPECTIVE PRESENT VALUE
               Cash Flow Before Debt Service plus Property Resale
   Discounted Annually (Endpoint on Cash Flow & Resale) over a 10-Year Period

                  For the                   P.V. of     P.V. of
Analysis           Year         Annual     Cash Flow   Cash Flow
 Period           Ending       Cash Flow   @) 10.50%   @) 10.75%
--------        ---------    -----------   --------- -----------
Year 1           Apr-2005      $198,159    $179,329    $178,925
Year 2           Apr-2006       261,612     214.256     213,289
Year 3           Apr-2007       274,932     203,770     202,393
Year 4           Apr-2008       277,322     186,009     184,335
Year 5           Apr-2009       279,668     169,759     167,852
Year 6           Apr-2010       281,970     154,892     152,806
Year 7           Apr-2011       284,214     141,289     139,071
Year 8           Apr-2012       286,403     128,849     126,540
Year 9           Apr-2013       288,528     117,470     115,105
Year 10          Apr-2014       290,594    107 ,069     104,677
                ---------    -----------  ---------- -----------
Total Cash Flow               2,723,402   1,602,692   1,584,993
Property Resale @ 10.25% Cap  3,073,634   1,132,477   1,107,171
                             -----------  ---------- -----------
Total Property Present Value             $2,735,169  $2,692,164
                             -----------  ---------- -----------
Rounded 10 Thousands                     $2,735,000  $2,692,000
                             -----------  ---------- -----------
Per Unit                                     31,804      31,304
PERCENTAGE VALUE
DISTRIBUTION
Prospective Income                           58.60%      58.87%
Prospective Property Resale                  41.40%      41.13%
                             -----------  ---------- -----------
                                            100.00%     100.00%

                  For the       P.V. of     P.V. of     P.V. of
Analysis           Year        Cash Flow   Cash Flow   Cash Flow
 Period           Ending       @) 11.00%   @) 11.25%   @) 11.50%
--------        ---------    -----------  ---------- -----------
Year 1           Apr-2005      $178,522    $178,120    $177,721
Year 2           Apr-2006       212,330     211,377     210,430
Year 3           Apr-2007       201,028     199,676     198,336
Year 4           Apr-2008       182,680     181,044     179,426
Year 5           Apr-2009       165,970     164,113     162,281
Year 6           Apr-2010       150,752     148,731     146,742
Year 7           Apr-2011       136,894     134,756     132,654
Year 8           Apr-2012       124,278     122,061     119,889
Year 9           Apr-2013       112,793     110,532     108,321
Year 10          Apr-2014       102,343     100,066      97,845
                             ----------- ----------- -----------
Total Cash Flow               1,567,590   1,550,476   1,533,645
Property Resale @ 10.25% Cap  1,082,486   1,082,486   1,058,405
                             ----------- ----------- -----------
Total Property Present Value $2,650,076  $2,608,881  $2,568,557
                             ----------- ----------- -----------
Rounded 10 Thousands         $2,650,000  $2,609,000  $2,569,000
                             ----------- ----------- -----------
Per Unit                         30,815      30,336      29,867
PERCENTAGE VALUE DISTRIBUTION
Prospective Income               59.15%      59.43%      59.71%
Prospective Property Resale      40.85%      40.57%      40.29%
                              ----------  ---------- -----------
                                100.00%     100.00%     100.00%


                                             ASSUMPTIONS AND LIMITING CONDITIONS

"Appraisal" means the appraisal report and opinion of value stated therein, to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Appraisal.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Appraisal.

"Appraiser" or "Appraisers. means the employee(s) of C&W who prepared and signed the Appraisal.

General Assumptions

This appraisal is made subject to the following assumptions and limiting conditions:

1. No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters, which are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Appraisal or upon which the Appraisal is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraiser nor C&W shall be responsible for the accuracy or. completeness of such information, including the correctness of opinions, dimensions, sketches, exhibits and factual matters.

3. The opinion of value is only as of the date stated in the Appraisal. Changes since that date in external and market factors or in the Property itself can significantly affect property value.

4. The Appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise stated in the letter of engagement, the Appraisal may not be used by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. No part of the Appraisal shall be conveyed to the public through advertising, or used in any sales or promotional material without C&Ws prior written consent. Reference to the Appraisal Institute or to the MAl designation is prohibited, except as it relates to the collaboration between C&W and the Appraisal Institute relative to the Real Estate Outlook publication.

5. Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

6. The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property. subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and analyzed in the Appraisal; and
(d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value opinion contained in the Appraisal is based.

7. The physical condition of the improvements analyzed within the Appraisal is based on visual inspection by the Appraiser or other person identified in the Appraisal. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

8. The projected potential gross income referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser has not reviewed lease documents and assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

9. The projections of income and expenses are not predictions of the future. Rather, they are the Appraiser's opinion of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these projections will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraise~s task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisages for the future in terms of rental rates, expenses, supply and demand.

10. Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials, which may have been used in the construction or maintenance of the improvements or may be located at or about the Property, was not analyzed in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are. not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

11. Unless otherwise stated in the Appraisal, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been analyzed in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the property. C&W recommends that an expert in this field be employed.

12. Additional work requested by the client beyond the scope of this assignment will be billed at our prevailing hourly rate. Preparation for court testimony, update valuations. additional research, depositions, travel or other proceedings will be billed at our prevailing hourly rate, plus reimbursement of expenses.

13. The reader acknowledges that Cushman & Wakefield Denver has been retained hereunder as an independent contractor to perform the services described herein and nothing in this agreement shall be deemed to create any other relationship between us. This assignment shall be deemed concluded and the services hereunder completed upon delivery to you of the appraisal report discussed herein.

14. This study has not been prepared for use in connection with litigation and this document is not suitable for use in a litigation action. Accordingly, no rights to expert testimony, pretrial or other conferences, deposition, or related services are included with this appraisal. If, as a result of this undertaking, C&W or any of its principals, its appraisers or consultants are requested or required to provide any litigation services, such shall be subject to the provisions of the C&W engagement letter or, if not specified therein, subject to the reasonable availability of C&W and/or said principals or appraisers at the time and shall further be subject to the party or parties requesting or requiring such services paying the then-applicable professional fees and expenses of C&W either in accordance with the provisions of the engagement letter or arrangements at the time, as the case may be.

                                             ASSUMPTIONS AND LIMITING CONDITIONS
Extraordinary Assumptions

An extraordinary assumption is defined as "an assumption, directly related to a specific assignment, which, if found to be false, could alter the appraiser's opinions or conclusions. Extraordinary assumptions presume as fact otherwise uncertain information about physical, legal or economic characteristics of the subject property or about conditions external to the property, such as market conditions or trends, or the integrity of data used in an analysis: (USPAP2001 Edition, ASS oIThe Appraisal Foundation, 1/1/2001, page 2).

Our conversations with the maintenance supervisor indicated that the subject property experienced soil settlement in some of the concrete stairs and carports. We did not receive a copy of structural tests and we assume throughout this analysis that there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them).

Hypothetical Conditions

A hypothetical condition is defined as "that which is contrary to what exists, but is supposed for the purpose of analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal, or economic characteristics of the subject property or about conditions external to the property, such as market conditions or trends, or the integrity of data used in an analysis: (USPAP 2001 Edition, ASS oIThe Appraisal Foundation, 1/1/2001, page
3).

This appraisal employs no hypothetical conditions.

                                                      CERTIFICATION OF APPRAISAL

We certify that, to the best of our knowledge and belief:

1. The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, and unbiased professional analyses, opinions, and conclusions.

3. We have no present or prospective interest in the property that is the subject of this report, and no personal interest with respect to the parties involved.

4. We have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

5. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

6. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Siandards of Professional
Appraisal Praclice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

8. Arod B. Javier made a personal inspection of the property that is the subject of this report. Guy DiRienzo, MAl, Managing Director, Valuation Advisory Services, reviewed and approved the report but did not inspect the property.

9. No one provided significant real property appraisal assistance to the persons signing this report.

10. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

11. As of the date of this report, Appraisal Institute continuing education for Arod B. Javier and Guy DiRienzo, MAl is current.

Arod B. Javier
Associate Appraiser
Colorado  Certified  General  Appraiser
License  No.  EMPTY
arodjavier@cushwake.com
303-813-6493 Office Direct
303-813-6499 Fax

Guy DiRienzo, MAl
Managing Director
Kansas  Certified  General  Appraiser
License No.  G-1420
guy-dirienzo@cushwake.com
303-813-6443
303-813-6499

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Addenda Contents

ADDENDUM A: Qualifications of the Appraisers